Exhibit 99.1

Monday, November 23, 2009

6:00 a.m. Pacific Time

Seattle Genetics and Agensys, an Affiliate of Astellas,

Expand Antibody-Drug Conjugate Collaboration

Bothell, WA and Santa Monica, CA – November 23, 2009 – Seattle Genetics, Inc. (Nasdaq: SGEN) and Agensys, Inc., an affiliate of Astellas, announced today an expansion of the companies’ antibody-drug conjugate (ADC) collaboration. Under the amended agreement, Agensys will pay a $12 million fee for exclusive rights to ADC licenses against additional antigen targets. Seattle Genetics also receives an option to co-develop another ADC at the time of investigational new drug (IND) submission.

“Combining Agensys’ proprietary antibodies, directed to novel cancer targets, with Seattle Genetics’ industry-leading ADC technology has already led to product candidates for different cancer indications, including ASG-5ME, an ADC for cancers including prostate, pancreatic and gastric that is being co-developed by both companies,” said Aya Jakobovits, Ph.D., Executive Vice President and Head of Research and Development of Agensys. “Expansion of the collaboration will allow Astellas to further enhance its growing pipeline in oncology.”

“Through this broadened collaboration, we continue to leverage the increasing value of our ADC technology to generate revenue as well as to obtain product rights that expand our pipeline of ADCs for the treatment of cancer,” said Eric L. Dobmeier, Chief Business Officer of Seattle Genetics. “We look forward to continuing our work with Agensys to bring ADC programs into clinical trials, including ASG-5ME planned for phase I trials in 2010.”

Seattle Genetics and Agensys originally entered into the ADC collaboration in January 2007, under which the companies agreed to co-develop and co-fund an initial ADC program, ASG-5ME, and share equally in any profits upon commercialization. Agensys also received the right to obtain exclusive ADC licenses to three other cancer targets and Seattle Genetics received the right to exercise an option to co-develop and commercialize any one of those additional ADC programs at IND submission in exchange for 50:50 cost and profit-sharing. For ADC programs solely developed and commercialized by Agensys/Astellas, Seattle Genetics is entitled to receive fees, milestones and royalties.

Under the expanded collaboration, Agensys receives the right to obtain exclusive ADC licenses for multiple additional targets in exchange for payment of the upfront fee. Seattle Genetics also receives an option for 50:50 cost and profit-sharing of a third ADC program at IND filing. The remaining ADC programs will be developed and commercialized exclusively by Agensys. Seattle Genetics is entitled to progress-dependent fees, milestone payments and mid-single digit royalties on worldwide net sales of ADC products developed and commercialized solely by Agensys. Under the terms of the amendment, Seattle Genetics is eligible to receive up to $250 million in development milestones and $100 million in sales milestones if all of the additional ADC programs are successful.

Agensys utilizes its portfolio of novel cancer targets to generate high affinity fully human, proprietary antibodies, and combines selected antibodies with the ADC technology to produce new cancer therapies. ADCs utilize the targeting ability of monoclonal antibodies to deliver potent, cell-killing payloads to specific cells. Seattle Genetics’ technology employs synthetic, highly potent drugs attached to antibodies through proprietary linker systems. The linkers are designed to be stable in the bloodstream but to release the drug payload under specific conditions once inside target cells, thereby sparing non-target cells many of the toxic effects of traditional chemotherapy.

About Seattle Genetics

Seattle Genetics is a clinical stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company’s lead product candidate, brentuximab vedotin (SGN-35), is in a pivotal trial under a special protocol assessment with the FDA. Brentuximab vedotin is empowered by Seattle Genetics’ proprietary ADC technology comprising highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. In addition, Seattle Genetics has four other product candidates in ongoing clinical trials: lintuzumab (SGN-33), dacetuzumab (SGN-40), SGN-70 and SGN-75. Dacetuzumab is being developed under a worldwide collaboration with Genentech (a wholly-owned member of the Roche Group). Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, a subsidiary of Celldex Therapeutics, Progenics, Daiichi Sankyo, MedImmune, a subsidiary of AstraZeneca, and Millennium: The Takeda Oncology Company, as well as an ADC co-development agreement with Agensys, an affiliate of Astellas Pharma. More information can be found at www.seattlegenetics.com.

About Agensys

Agensys, Inc., an affiliate of Astellas Pharma, Inc., is developing a pipeline of therapeutic fully human monoclonal antibodies (MAbs) to treat solid tumor cancers. The MAb product pipeline is being generated to Agensys’ diverse portfolio of proprietary, clinically relevant cancer targets that encompass 14 types of solid tumors. Agensys target portfolio and related products are protected by over 190 patents and over 300 applications. The Company has full capabilities to generate, develop and manufacture antibody products. Agensys is progressing a pipeline of both naked and antibody-drug conjugated (ADC) therapeutic antibodies, directed at a variety of cancer indications, including those of the prostate, kidney, pancreas, ovary, bladder, lung, colon, breast and skin. ADC products are based on drug platform technologies developed by Seattle Genetics. Agensys is conducting clinical trials with 3 fully human MAb products: (1) AGS-1C4D4, directed to Prostate Stem Cell Antigen (PSCA), a novel target for prostate, pancreatic, and bladder cancers; (2) AGS-16M18, directed to a novel target for kidney and liver cancers; and (3) AGS-8M4, directed to a novel target for ovarian cancer. Agensys was acquired by Astellas Pharma in December 2007. The Company laboratories, GMP manufacturing, and offices are located in Santa Monica, California.

About Astellas

Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. Astellas has approximately 15,000 employees worldwide. The organization is committed to becoming a global category leader by rapidly establishing a business model in urology, immunology & infectious diseases, neuroscience, DM complications & metabolic diseases and oncology. Astellas has discovered an over-active bladder (OAB) medication, Vesicare® and an immunosuppressive agent, Prograf® (tacrolimus), which have enabled us to become an established leader in both Urology and Transplant. For more information on Astellas Pharma Inc., please visit Astellas’ website at http://www.astellas.com/en.

For Seattle Genetics, Inc.:

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the therapeutic potential and future clinical progress, regulatory approval and commercial launch of products utilizing Seattle Genetics’ ADC technology. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates or our collaborators’ product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by Seattle Genetics to secure or maintain relationships with collaborators, including Agensys. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s 10-Q for the quarter ended September 30, 2009 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Seattle Genetics, Inc.

Peggy Pinkston

Director, Corporate Communications

(425) 527-4160

ppinkston@seagen.com

Agensys/Astellas

Aya Jakobovits

Executive Vice President and Head of Research and Development

(310) 820-8029 x216

ajakobovits@agensys.com